Exhibit 10.7

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), is made as of August 10, 2020, by and among Oak Street Health, Inc., a Delaware corporation (“OSH Inc.”), Oak Street Health, LLC, an Illinois limited liability company (“OSH LLC”), Geoffrey Price (the “Initial Partnership Representative”), OSH Management Holdings, LLC, an Illinois limited liability company (“OSH MH LLC”), General Atlantic (OSH) Interholdco L.P, a Delaware limited partnership (“GA Interholdco”), General Atlantic (OSH) LLC, a Delaware limited liability company (“GA Blocker”), Quantum Strategic Partners Ltd., a Cayman Islands exempted company (“QSP”), OSH Investors, LLC, a Delaware limited liability company, and QSP OSH Holdings LLC, a Delaware limited liability company (“Newlight Blocker” and, together with GA Blocker, the “Sponsor Blockers”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Exhibit H to the Master Structuring Agreement dated as of the date hereof.

Each of the foregoing parties hereto is referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions set forth in that certain Contribution and Exchange Agreement attached to the Master Structuring Agreement as Exhibit A (the “Contribution and Exchange Agreement”), each of QSP and GA Interholdco (each such entity, a “Sponsor”) desires to contribute all of the equity interests of Newlight Blocker and GA Blocker, respectively, held by each such entity as applicable to OSH Inc. in exchange for the Exchange Shares as set forth in the Contribution and Exchange Agreement (the “Contribution of Blocker Interests to OSH Inc.”);

WHEREAS, immediately following the Contribution of Blocker Interests to OSH Inc., subject to the conditions set forth in that certain Agreement and Plan of Merger attached to the Master Structuring Agreement as Exhibit B (the “Company Merger Agreement”), Merger Sub 1 desires to merge with and into OSH LLC (the “Company Merger”), with OSH LLC continuing on as the surviving company following such merger;

WHEREAS, immediately following the Company Merger, subject to the conditions set forth in that certain Agreement and Plan of Merger attached to the Master Structuring Agreement as Exhibit C (the “Management Merger Agreement”), Merger Sub 2 desires to merge with and into OSH MH LLC (the “Management Merger”), with OSH MH LLC continuing on as the surviving company following such merger;

WHEREAS, the Parties wish to (i) provide for the payment of Taxes, (ii) allocate responsibility for, and cooperation in, the filing and defense of Tax Returns and Tax Proceedings and (iii) provide for certain other matters relating to Taxes.

ARTICLE I

Definitions

Section 1.01    General. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Exhibit H to the Master Structuring Agreement dated as of the date hereof. Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

ARTICLE II

Tax Representations

Section 2.01    Representations and Warranties.

(a)    GA Blocker hereby represents and warrants as follows:

(i)    GA Blocker is, and has been for its entire existence, classified as a corporation for all relevant income tax purposes and has no election pending with any Taxing Authority to change its income tax classification.

(ii)    GA Blocker has filed all Tax Returns required to be filed on or prior to the date hereof (after taking into account all reasonable extensions) and has timely paid all Taxes shown as due on such Tax Returns. All such Tax Returns were filed in accordance with applicable Laws and are true, correct, and complete in all material respect as to all matters relating to the Taxes shown as payable.

(iii)    All Income Tax Returns filed by the GA Blocker (including any information provided on an IRS Schedule K-1 or similar form provided under applicable state and local Laws) were filed consistent with all tax information provided to the GA Blocker by OSH LLC (including any information provided on an IRS Schedule K-1 or similar form provided under applicable state and local Laws). GA Blocker did not realize any material item of income prior to the Contribution Date other than its allocable share of OSH LLC’s income.

(iv)    GA Blocker is not liable for Taxes of any other Person (other than OSH LLC) as a transferee or successor or as a result of being a member of a combined, consolidated, unitary, or other affiliated group or any other provision of Law. GA Blocker is not party to any tax sharing or other contract that could obligate it to pay, indemnify or gross-up any other Person for Taxes incurred by such Person.

(v)    GA Blocker has not received any notices from any Taxing Authority proposing to conduct an audit, examination or other proceedings relating to its Tax Returns or Taxes and no such audit, examination, or other proceeding is currently in progress or pending.

(vi)    GA Blocker has not made any elections or adopted or changed any methods of accounting that would result in the GA Blocker incurring any Taxes in periods (or portions thereof) beginning after the Contribution Date relating to income realized in a period ending prior to the Contribution Date.

(vii)    GA Blocker has paid sufficient estimated Taxes prior to the Closing, to the extent required, such that it will not have any liability for any unpaid Taxes shown on Tax Returns filed after the Closing Date for a Pre-Closing Tax Period (assuming such Tax Returns are filed in accordance with the most recent practices and procedures of the GA Blocker) or any liability for Taxes for the pre-Closing portion of any Straddle Period on a Tax Return filed for a Straddle Period after the Closing Date, except to the extent, if any, that the amount of distributions made by OSH LLC to GA Blocker for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period were insufficient to pay such estimated Taxes.

(b)    GA Interholdco hereby represents and warrants that:

(i)    Each debt instrument issued by GA Blocker (the “GA Blocker Debt”) is held solely by GA Interholdco.

(ii)    No GA Blocker Debt is treated as issued for stock or securities which trade on an “established securities market” within the meaning of Code Section 1273(b)(3) and the applicable Treasury Regulations.

(iii)    GA Interholdco’s adjusted tax basis in each GA Blocker Debt instrument for U.S. federal income tax purposes, and the fair market value of each GA Blocker Debt instrument, is equal to (x) the principal of such GA Blocker Debt instrument plus (y) any accrued but unpaid interest with respect to such GA Blocker Debt instrument.

(c)    Newlight Blocker hereby represents and warrants as follows:

(i)    Newlight Blocker is, and has been for its entire existence, classified as a corporation for all relevant income tax purposes and has no election pending with any Taxing Authority to change its income tax classification.

(ii)    Newlight Blocker has filed all Tax Returns required to be filed on or prior to the date hereof (after taking into account all reasonable extensions) and has timely paid all Taxes shown as due on such Tax Returns. All such Tax Returns were filed in accordance with applicable Laws and are true, correct, and complete in all material respect as to all matters relating to the Taxes shown as payable.

(iii)    All Income Tax Returns filed by OSH Investors LLC, QSP OSH LLC, and Newlight Blocker were filed consistent with all tax information provided to the Newlight Blocker by OSH LLC (including any information provided on an IRS Schedule K-1 or similar form provided under applicable state and local Laws). Newlight Blocker did not realize prior to the Closing any material item or income other than its allocable share of OSH LLC’s income.

(iv)    Newlight Blocker is not liable for Taxes of any other Person (other than OSH LLC) as a transferee or successor or as a result of being a member of a combined, consolidated, unitary, or other affiliated group or any other provision of Law. Newlight Blocker is not party to any tax sharing agreement or other contract that could obligate it to pay, indemnify or gross-up any other Person for Taxes incurred by such Person.

(v)    Newlight Blocker has not received any notices from any Taxing Authority proposing to conduct an audit, examination or other proceedings relating to its Tax Returns or Taxes and no such audit, examination, or other proceeding is currently in progress or pending.

(vi)     Newlight Blocker has paid sufficient estimated Taxes prior to the Closing, to the extent required, such that it will not have any liability for any unpaid Taxes shown on Tax Returns filed after the Closing Date for a Pre-Closing Tax Period (assuming such Tax Returns are filed in accordance with the most recent practices and procedures of the Newlight Blocker) or any liability for Taxes for the pre-Closing portion of any Straddle Period on a Tax Return filed for a Straddle Period after the Closing Date, except to the extent, if any, that the amount of distributions made by OSH LLC to Newlight Blocker for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period were insufficient to pay such estimated Taxes.

(vii)    Newlight Blocker has not made any elections or adopted or changed any methods of accounting that would result in the Newlight Blocker incurring any Taxes in periods (or portions thereof) beginning after the Contribution Date relating to income realized in a period ending prior to the Contribution Date.

ARTICLE III

Tax Covenants

Section 3.01    Tax Returns.

(a)    OSH Inc. shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of OSH LLC and OSH MH LLC for any Pre-Closing Tax Period or Straddle Period that are filed after the Contribution Date (after taking into account all relevant extensions). All such Tax Returns shall be prepared in a manner consistent with past practices of OSH LLC and OSH MH LLC, unless required by Law or as otherwise provided in this Agreement. OSH Inc. shall provide a draft of the IRS Form K-1 for each Sponsor Blocker to the Sponsors for the year including the Contribution Date no later than thirty (30) days before the due date for such Tax Return (after taking into account all appropriate extensions) for review and comment, and shall incorporate all changes reasonably requested by a Sponsor that are provided to OSH Inc. at least ten (10) days prior to such due date

(b)    OSH Inc. shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of each Sponsor Blocker for any Pre-Closing Tax Period or Straddle Period that are filed after the Contribution Date (after taking into account all relevant extensions). All such Tax Returns shall be prepared in a manner consistent with the past practice of the applicable Sponsor Blocker, unless required by Law or to conform to the IRS Form K-1 (or other information) provided as part of the filing of the Income Tax Returns (or a request for an administrative adjustment) for OSH LLC. OSH Inc. shall provide a draft of the IRS From 1120 for each Sponsor Blocker for the year including the Contribution Date to the applicable Sponsor no later than thirty (30) days before the due date for the applicable Tax Return (after taking into account all appropriate extensions) for review and comment, and shall incorporate all changes reasonably requested by such Sponsor that are provided to OSH Inc. at least ten (10) days prior to such due date.

(c)    OSH Inc. may, in its sole determination, file, or cause OSH LLC or OSH MH LLC, as applicable, to file an amended Tax Return (or a request for an administrative adjustment) for any period or otherwise refile a Tax Return of OSH LLC or OSH MH LLC for any period; provided that for any Flow-Through Income Tax Return for OSH LLC and OSH MH LLC, OSH Inc. shall not (and shall not allow OSH LLC or OSH MH LLC to) amend any such Tax Return (or a request for an administrative adjustment) for a Pre-Closing Tax Period without the prior written consent of the Partnership Representative (which shall not be unreasonably withheld, delayed, or conditioned; provided, however, that the Partnership Representative shall be required act in accordance with the provisions of Section 9.1 of the OSH LLC Agreement ). Prior to the applicable Indemnification Termination Date, unless required by law, OSH Inc. may not file, or cause to be filed, an amended Tax Return for any Sponsor Blocker for any Pre-Closing Tax Period or otherwise refile a Tax Return of any Sponsor Blocker for any Pre-Closing Tax Period which, in each case, shows, or is reasonably likely to result in, a Sponsor Blocker incurring a GA Blocker Indemnified Tax or a Newlight Blocker Indemnified Tax without the prior written consent of GA Interholdco or QSP, as applicable, such consent not to be unreasonably withheld, conditioned or delayed. To the extent that an amended Tax Return is required under applicable Law to be filed with respect to any Sponsor Blocker for a period ending on or before the Closing Date that shows, or is reasonably likely to result in, a GA Blocker Indemnified Tax or a Newlight Blocker Indemnified Tax, OSH, Inc. shall provide a copy of such amended Tax Return to the applicable Sponsor for the Sponsor’s review and comment at least thirty (30) days before the amended Tax Return is intended to be filed with the applicable Taxing Authority, and shall incorporate all reasonable comments provided by the applicable Sponsor at least ten (10) days before the amended Tax Return is intended to be filed with the applicable Taxing Authority.

(d)    For purposes of determining the income, profit, loss, deduction or any other items allocable to the holders of interests for any taxable period of OSH LLC and OSH MH LLC that does not otherwise terminate at the end of the day on the Contribution Date, OSH Inc. shall cause OSH LLC and OSH MH LLC to use the interim closing of the books method under Section 706 and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Tax Law). OSH Inc. shall cause OSH LLC and OSH MH LLC to make an election under Section 754 of the Code for the year including the Contribution Date.

(e)    QSP shall prepare (or caused to be prepared) and timely file (or caused to be timely filed) all Tax Returns of OSH Investors, LLC and QSP OSH LLC and timely pay all Taxes shown as due on such Tax Returns. To the extent that any such Tax Returns could have any impact on the Taxes payable by the Newlight Blocker, such Tax Returns shall be prepared consistent with the past practices and procedures of OSH Investors, LLC and QSP OSH LLC (except as precluded by applicable Laws) and consistently with any Tax information provided by OSH LLC (including on an IRS Schedule K-1). Except as necessary to conform to an amended IRS Schedule K-1 (or similar form for state income tax purposes) received from OSH LLC, or to conform an administrative adjustment initiated by OSH LLC, QSP shall not file, or allow OSH Investors, LLC or QSP OSH LLC to file, an amended Tax Return (or a request an administrative adjustment) for any Pre-Closing Tax Period or Straddle Period that could affect any Taxes payable by the Newlight Blocker without the prior written consent of OSH Inc. (which shall not be unreasonably withheld, delayed, or conditioned).

Section 3.02    Payment of Taxes/Tax Refunds/Tax Indemnity.

(a)    Subject to the indemnification rights provided under Sections 3.02(c), OSH Inc. shall cause each Sponsor Blocker, OSH LLC, and OSH MH LLC to timely pay all Taxes that are due and payable by any such entity (whether or not shown on a Tax Return or assessed by a Taxing Authority) after the Contribution Date.

(b)    All refunds of Taxes (or rights with respect to any similar Tax assets) of any Sponsor Blocker, OSH LLC or OSH MH LLC shall be for the sole benefit of these respective entities and neither Sponsor Blocker, OSH LLC, OSH MH LLC or OSH Inc. shall have any obligation to pay such refund (or amounts determined with reference to such refund) to any Party under this Agreement or any former shareholder or member; provided that, any refund of a Tax of a Sponsor Blocker with respect to a Pre-Closing Tax Period and that was originally paid by a Sponsor Blocker prior to the Contribution Date (or which was actually indemnified by a Sponsor pursuant to this Agreement) and which is received from the applicable Taxing Authority prior to the applicable Indemnification Termination Date shall be for the sole benefit of the applicable Sponsor. To the extent a Sponsor Blocker (or any of its Affiliates) receives a refund of Taxes that is for the sole benefit of a Sponsor pursuant to this Section 3.02(b), the Sponsor Blocker shall pay such refund of Tax to the applicable Sponsor within thirty (30) days receipt from the applicable Taxing Authority (net of any Taxes payable by the Sponsor Blocker of any its Affiliates with respect to such refund and any reasonable out of expenses incurred by the Sponsor Blocker or its Affiliates to obtain such refund)

(c)    Subject to the limitations in the next sentence, GA Interholdco shall indemnify OSH Inc. and its subsidiaries for (i) all GA Blocker Indemnified Taxes, and (ii) all reasonable out of pocket costs and expenses of contesting any audit or other Tax Proceeding that would result in the imposition of a GA Blocker Indemnified Tax. GA Interholdco shall not be obligated to provide any indemnification pursuant to this Section 3.02(c) following the applicable

Indemnification Termination Date; provided, however, that if a claim for indemnification pursuant to this Section 3.02(c) is made in accordance with Section 3.02(e) prior to the applicable Indemnification Termination Date, GA Interholdco’s obligations to indemnify pursuant to Section 3.02(c) with respect to such claim (plus any claim for costs and expenses that are related to such claim, any claim for Taxes in the form of interest or penalties related to such timely claim, and any claim for other Taxes that could result from any adjustment required under applicable Law to conform to any adjustment giving rise to the claim) shall survive until all such claims are fully resolved.

(d)    Subject to the limitations in the next sentence, QSP shall indemnify OSH Inc. and its subsidiaries for (i) all Newlight Blocker Indemnified Taxes, and (ii) all reasonable out of pocket costs and expenses of contesting any audit or other Tax Proceeding that would result in the imposition of a Newlight Blocker Indemnified Tax. QSP shall not be obligated to provide any indemnification pursuant to this Section 3.02(d) following the applicable Indemnification Termination Date; provided, however, that if a claim is made for indemnification pursuant to this Section 3.02(d) in accordance with Section 3.02(e) prior to the applicable Indemnification Termination Date, QSP’s obligations to indemnify pursuant to Section 3.02(d) with respect to such claim (plus any claim for costs and expenses that are related to such claim, any claim for Taxes in the form of interest or penalties related to such claim, and any claim for any other Taxes that could result from any adjustment required under applicable Law to conform to any adjustment giving rise to the claim) shall survive until all such claims are fully resolved.

(e)    No claim for indemnification can be made with respect to any Tax unless such claim is (i) based on a notice of proposed or final adjustment, a notice of proposed or final assessment, a notice of deficiency, a notice for the payment of a Tax, or other similar noticed issued by a Tax Authority, in each case, actually issued or which which proper representatives of the the Taxing Authority have stated will be issued; (ii) relates to Taxes arising from an ongoing Tax Proceeding; or (iii) is with respect to a Tax shown as due on a Tax Return (including an amended Tax Return) that was either filed prior to the Contribution Date or was prepared and filed in accordance with this Agreement.

Section 3.03    Intended Tax Treatment.

(a)    Each of the Parties intends to treat (i) the contribution of Contributed Interests in exchange for the Exchange Shares, (ii) the Company Merger, (iii) the Management Merger and (iv) the IPO by OSH Inc., collectively, as a transaction governed under Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties agrees to file all applicable Tax Returns consistent with the Intended Tax Treatment unless precluded by a change in applicable Law.

(b)    Each Party to this Agreement represents that it has no plan or intention to sell, exchange or otherwise dispose of any Exchange Shares, or Common Stock, as applicable, received pursuant to the contribution of Contributed Interests in exchange for the Exchange Shares, the Company Merger, or the Management Merger, as applicable, directly or indirectly (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership), except to the extent that any such disposition would not affect the Intended Tax Treatment; provided, that, the parties acknowledge that QSP’s planned contribution of Exchange Shares to NewLight Harbour Point SPV LLC would not affect the Intended Tax Treatment.

(c)    GA Interholdco and the GA Blocker and OSH, Inc. agree that the capitalization the GA Blocker in order to remove a portion of the outstanding debt prior to the contribution of the Interests pursuant to Section 1 of the Contribution and Exchange Agreement is intended to effected by a contribution of such debt to the capital of the GA Blocker in a transaction described in Section 108(e)(6) of the Code and is intended to treated as either (or both) a contribution governed by Section 351 of the Code or a reorganization under Section 368 of the Code. GA Interholdco and GA Blocker and OSH, Inc. shall file all Tax Returns consistent with such tax treatment unless precluded by a change in applicable Law.

Section 3.04    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between the Sponsor Blockers and another Party (other than this Agreement), shall be or shall have been terminated in a tax-free manner no later than the Contribution Date and, after the Contribution Date, neither Sponsor Blocker shall have any further rights under any such Tax sharing, indemnification or similar agreement.

Section 3.05    Cooperation. Each of the applicable Parties shall (i) assist in the preparation and timely filing of any Tax Return filed pursuant to this Article III; (ii) assist in any audit or other Tax Proceeding with respect to Taxes or Tax Returns of the applicable Party pursuant to Article III; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the applicable Party (or that could affect the Taxes payable by another Party); and (iv) provide any information necessary or reasonably requested to allow the applicable Party to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

ARTICLE IV

Tax Proceedings

Section 4.01    Notification of Tax Proceedings.

(a)    To the extent that any Tax Proceeding is commenced relating to any Flow-Through Income Tax Return of OSH LLC or OSH MH LLC for a period ending on or before the Closing Date or Straddle Period, OSH Inc. shall promptly notify the Partnership Representative in writing and thereafter shall promptly forward or make available to the Partnership Representative copies of material notices and communications relating to such Tax Proceeding.

(b)    To the extent that, prior to the Indemnification Termination Date, any Tax Proceeding is commenced relating to any Tax Return of the Sponsor Blocker for a period ending on or before the Closing Date or Straddle Period, OSH Inc. shall promptly notify the applicable Sponsor in writing. No delay or failure to provide such notice shall reduce the obligations of the Sponsors under Section 3.02 except to the such failure or delay actually prejudices the applicable Sponsor.

Section 4.02    Tax Proceeding Procedures

(a)    Sponsor Blockers. Prior to the applicable Indemnification Termination Date, upon timely notice to the OSH, Inc., the applicable Sponsor shall have the right (at its sole cost and expense) to assume control of any Tax Proceedings of any Tax Return or Taxes of any Sponsor Blocker for any period ending on or prior to the Contribution Date to the extent it could reasonably be expected to result in GA Blocker Indemnified Taxes or Newlight Blocker Indemnified Taxes and, with the prior written consent of OSH, Inc. (which shall not be unreasonably withheld, delayed, or conditioned), shall have the right to settle or otherwise resolve any adjustment that is proposed, asserted or assessed with respect to any Sponsor Blocker in connection with such Tax Proceedings; provided that if the Sponsor Blocker assumes control, it shall keep OSH Inc. reasonably informed regarding the status of such Tax Proceeding, defend such Tax Proceeding in good faith, and allow OSH Inc. to participate in any such proceeding at its own expense. In the event that the applicable Sponsor does not assume control of a Tax Proceeding relating to any Tax Return or Taxes of any Sponsor Blocker for any period ending on or prior to the Closing Date, and for all periods prior to the Sponsor Blocker claiming control of any such Tax Proceeding as provided in the prior sentence, OSH Inc. shall assume control of such Tax Proceeding (and any Tax Proceeding relating to Tax Returns or Taxes of a Sponsor Blocker that the Sponsor cannot assume control pursuant to the prior sentence), provided, however, that OSH Inc. may not settle (or allow the settlement of) any Tax Proceeding relating to a Tax Return or Taxes of a Sponsor Blocker for a Pre-Closing Tax Period to the extent it could give rise to GA Blocker Indemnified Taxes or Newlight Blocker Indemnified Taxes for which indemnification is still available under Section 3.02 without the prior written consent of the applicable Sponsor (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    OSH MH LLC and OSH LLC.

(i)    The Partnership Representative shall be entitled to represent the interests of OSH LLC and OSH MH LLC in connection with any Tax Proceeding regarding the Flow-Through Income Tax Returns of OSH LLC and OSH MH LLC for any year ending before the Contribution Date (a “Flow-Through Income Tax Proceeding”) and to retain counsel or other tax advisors of the Partnership Representative’s choosing in connection with a Flow-Through Income Tax Proceeding. The Partnership Representative shall keep OSH Inc. reasonably informed regarding a Flow-Through Income Tax Proceeding and allow OSH Inc. (and its counsel) to review and comment on any material to be submitted to the applicable Taxing Authority. The Partnership Representative shall consider in good faith any comments that OSH Inc. (or its counsel) makes to any submissions or other items to be provided to the applicable Taxing Authority. The Partnership Representative shall be entitled to make any elections in connection any Flow-Through Income Tax Proceeding (including the option (but not the obligation) to timely elect to “push out” any imputed underpayments under Section 6226 of the Code (and any similar provisions under state or local Law)) (a “Push-Out Election”). The Partnership Representative shall be entitled to settle or otherwise resolve any adjustment that is proposed, asserted or assessed in connection with a Flow-Through Income Tax Proceeding; provided that if OSH Inc. or its Affiliates are to incur a majority of the Taxes resulting from such settlement or resolution, the Partnership Representative shall obtain the prior written consent of the OSH Inc. (which shall not be unreasonably withheld, delayed, or conditioned) prior to entering into the settlement or other resolution.

(ii)    OSH Inc. and the Partnership Representative shall jointly control any Tax Proceeding regarding any Flow-Through Income Tax Return of OSH LLC and OSH MH LLC for a Straddle Period (a “Straddle Tax Proceeding”) and shall work in good faith to allocate such control so that OSH Inc. controls the portion of the Straddle Tax Proceeding relating to the portion of the Straddle Period beginning after the Contribution Date and the Partnership Representative controls the portion of the Straddle Proceeding for the portion of the Straddle Period ending on the Contribution Date. OSH Inc. and the Partnership Representative shall only be entitled to make any elections in connection with any Straddle Tax Processing (including a Push-Out Election) with the other parties prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided if OSH Inc. or its affiliates are to incur all (or substantially all) of the Taxes resulting from such election, no consent shall be required from the Partnership Representative and the Partnership Representative shall take all actions requested by OSH Inc. to timely make the election requested by OSH Inc. OSH Inc. and the Partnership Representative shall not settle or otherwise resolve, or allow OSH LLC or OSH MH LLC to settle or resolve, any adjustment that is proposed, asserted, or assessed in connection with a Straddle Tax Proceeding without the other Parties’ prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided that if OSH Inc. or its affiliates are to incur all (or substantially all) of the Taxes resulting from such settlement or other resolution, no consent shall be required from the Partnership Representative and the Partnership Representative shall take all actions requested by OSH Inc. to timely settle or resolve the matter on the terms requested by OSH Inc.

(iii)    OSH LLC and OSH MH LLC shall reimburse the Partnership Representative for all reasonable out of pocket expenses or costs that the Partnership Representative incurs in representing the interests of OSH LLC or OSH MH LLC in connection with any Flow-Through Income Tax Proceeding or Straddle Tax Proceeding.

(iv)    OSH Inc. shall control all other Tax Proceedings in respect of any Tax Return or Taxes of OSH LLC that is not a Flow-Through Income Tax Proceeding or a Straddle Tax Proceeding.

(c)    Partnership Representatives for OSH LLC and OSH MH LLC.

(i)    The Partnership Representative shall be named on any Tax Return (or in connection with any Tax Proceedings) as the “partnership representative” under the Partnership Tax Audit Rules (and the “tax matters partner” or other similar representative as provided under state or local income tax laws) with respect to any applicable Flow-Through Income Tax Return of OSH LLC and OSH MH LLC for any year ending before (or including) the Contribution Date.

(ii)    If the Initial Partnership Representative (or other person acting as the Partnership Representative under this Agreement) is unable or unwilling to perform (or continue to perform) its duties as a “partnership representative” under the Partnership Tax Audit Rules (or as “tax matters partner” or other representative under state or local law) on behalf of OSH LLC or OSH MH LLC or to otherwise act as the Partnership Representative under this Agreement, then OSH Inc. will name (or cause OSH LLC or OSH MH LLC to name) a successor individual who is permitted under applicable Law to act in such capacity; provided, however, any succeeding individual is required to have been a holder (directly or indirectly) of interests in OSH LLC or OSH MH LLC prior to the Contribution Date and each successor individual is required to execute the applicable documents to become a party to this Agreement in his or her capacity as Partnership Representative. Each applicable Party shall cooperate fully in naming the applicable successor to act as the “partnership representative” for OSH LLC or OSH MH LLC under the Partnership Tax Audit Rules or as a “tax matters partner” or other representative under applicable state or local law.

(iii)    In connection with any action relating to a Flow-Through Income Tax Proceeding or a Straddle Tax Proceeding that could reasonably be expected to result in GA Blocker Indemnified Taxes, the Partnership Representative shall be obligated to act in accordance with, and GA Holdco shall be entitled to the rights provided them under, the provisions set forth in Section 9.1 of the OSH LLC Agreement. In connection with any action relating to a Flow-Through Income Tax Proceeding or a Straddle Tax Proceeding that could reasonably be expected to result in Newlight Blocker Indemnified Taxes, the Partnership Representative shall be obligated to act in accordance with, and QSP shall be entitled to the rights provided them under, the provisions set forth in Section 9.1 of the OSH LLC Agreement.

(d)    OSH Investors, LLC and QSP OSH LLC. QSP shall control any audit, examination, or other proceeding relating to any Tax Return filed by OSH Investors, LLC or QSP OSH LLC and shall pay all Taxes payable by OSH Investors, LLC or QSP OSH LLC resulting from any such audit, examination or proceedings. QSP shall be entitled to make (or caused to be made) all elections with respect to any audit, examination, or proceeding with respect to any Tax Return filed by OSH Investors, LLC or QSP OSH LLC and to settle or otherwise resolve (or caused to be settled or otherwise resolved) any adjustment that is proposed, asserted, or assessed with respect to any Tax Return filed by OSH Investors, LLC or QSP OSH LLC; provided, that if any such election or settlement or resolution could have an effect on the Taxes payable by the Newlight Blocker, QSP shall not, and shall not allow OSH Investors, LLC or QSP OSH LLC (or the person acting as “partnership representative” or “tax matters partner” for OSH Investors, LLC or QSP OSH LLC) to make such election or enter into such settlement or resolution without the prior written consent of OSH Inc. (which shall not be unreasonably withheld, delayed, or conditioned); provided, further, however, the foregoing proviso shall not apply to the extent the election (or settlement or resolution) is necessary to conform to an election (or the settlement or other resolution of any adjustment proposed, asserted, or assessed) made (or agreed to) in connection with any Flow-Through Income Tax Proceeding or Straddle Tax Proceeding.

ARTICLE V

Miscellaneous

Section 5.01    Further Assurances. Upon the request of any Party, each other Party shall, at any time and from time to time, without further consideration, execute, deliver and perform or cause the execution, delivery and performance of, as applicable, any and all documents, agreements, certificates, and instruments, and take or cause to be taken, as applicable, such other actions as any other Party may reasonably require to carry out the intent of this Agreement and comply with the terms of this Agreement.

Section 5.02    Survival. All of the provisions of this Agreement shall survive and continue to be in full force and effect until fully performed; provided, however, the representations and warranties in Section 3.01 and Section 3.02 shall not survive after the Contribution Date.

Section 5.03    Entire Agreement. This Agreement, the Exhibits hereto, the Ancillary Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement on the one hand, and the terms of any other Ancillary Agreement, the OSH LLC Agreement, and/or OSH MH LLC Agreement on the other hand, the terms of this Agreement shall control.

Section 5.04    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the Parties.

Section 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument. This Agreement may be executed by electronic transmission (including by .pdf) and such execution shall have the same force and effect as manually executed counterparts.

Section 5.06    Amendment. This Agreement may not be altered, modified, changed or amended, in whole or in part with respect to any Party, except by a written instrument signed by each such affected Party and, if applicable, authorized by each such Party’s board of directors, board of managers, managing member or general partner, as the case may be.

Section 5.07    Dispute Resolution. Subject to the terms and conditions of this Agreement in the event of any dispute between the Parties as to any matter covered under this Agreement, the Parties shall appoint a tax specialist from a nationally recognized independent public accounting firm (an “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the Sponsor Blockers and OSH LLC and OSH MH LLC and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 5.08    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 5.09    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 5.10    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 5.11    Confidentiality. Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of Law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later, pursuant to applicable Law, acquired from other sources not under a duty of confidentiality by the Party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this 5.11. Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by Law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by Law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 5.12    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE

PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.13    Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

Section 5.14    Effectiveness. This Agreement shall become effective upon the Contribution Date.

Section 5.15    Severability. If one or more provisions of this Agreement are found by a court or arbitrator of competent jurisdiction, or any governmental authority with competent jurisdiction over the Parties to be illegal, invalid or unenforceable, in whole or in part, the remaining terms and provisions of this Agreement (including the remaining portion of a provision found to be illegal, invalid or unenforceable in part) shall remain in full force and effect disregarding such illegal, invalid or unenforceable provision or portion thereof and such court, arbitrator or governmental authority shall be empowered to modify such illegal, invalid or unenforceable provision or portion thereof to the extent necessary to make this Agreement enforceable in accordance with the intent and purposes of the Parties expressed in this Agreement to the fullest extent practicable and as permitted by applicable Law.

Section 5.16    Headings. Headings used in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 5.17    Affiliates. The Contributing Investors shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Affiliates.

Section 5.18    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted exclusively in the Chancery Court of the State of Delaware (or, in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Service of process, summons, notice or other document by mail to such Party’s principal office shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CONTRIBUTING INVESTORS:

GENERAL ATLANTIC (OSH) INTERHOLDCO L.P.

By: General Atlantic (SPV) GP, LLC, its General Partner

By: General Atlantic LLC, its Sole Member

By:	/s/ J. Frank Brown
Name:	J. Frank Brown
Its:	Managing Director

GENERAL ATLANTIC (OSH) LLC

By:	/s/ J. Frank Brown
Name:	J. Frank Brown
Its:	Managing Director

QUANTUM STRATEGIC PARTNERS LTD.

By:	/s/ Regan O’Neill
Name:	Regan O’Neill
Its:	Attorney-in-Fact

QSP OSH HOLDINGS LLC

By:	/s/ Regan O’Neill
Name:	Regan O’Neill
Its:	Attorney-in-Fact

OAK STREET HEALTH, INC.

By:	/s/ Robert Guenthner
Name:	Robert Guenthner
Its:	Chief Legal Officer

OAK STREET HEALTH, LLC

By:	/s/ Robert Guenthner
Name:	Robert Guenthner
Its:	Chief Legal Officer

OSH PARTNERSHIP REPRESENTATIVE

By:	/s/ Geoffrey Price
Name:	Geoffrey Price
Its:	Chief Operating Officer of OSH Inc.

OSH MH PARTNERSHIP REPRESENTATIVE

By:	/s/ Geoffrey Price
Name:	Geoffrey Price
Its:	Chief Operating Officer of OSH Inc.

OSH MANAGEMENT HOLDINGS, LLC

By:	/s/ Mike Pykosz
Name:	Mike Pykosz
Its:	Chief Executive Officer

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